UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2006

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road, Avon, Colorado		81620
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 21, 2006, the Board of Directors (the “Board”) of Vail Resorts, Inc. (the “Company”) appointed Thomas D. Hyde and Richard D. Kincaid to serve on the Board. Mr. Hyde was also appointed to the audit committee of the Board and Mr. Kincaid was appointed to the compensation committee of the Board.

Mr. Hyde is executive vice president and corporate secretary of Wal-Mart Stores, Inc. (“Wal-Mart”) overseeing Wal-Mart’s legal, corporate responsibility, government and public relations, global security, aviation, and travel departments. He has been with Wal-Mart since 2001. Prior to Wal-Mart, he served as senior vice president and general counsel of Raytheon Company since 1992.

Mr. Richard D. Kincaid is president, chief executive officer and a trustee of Chicago-based Equity Office Properties Trust (“Equity Office”), the nation’s largest office building owner and manager as well as the largest real estate investment trust in the United States. Mr. Kincaid has been president of Equity Office since 2002 and chief executive officer since 2003. From 1997 - 2002, Mr. Kincaid was executive vice president and chief financial officer of Equity Office. Mr. Kincaid also is a director of Rayonier Inc., a global supplier of timber, performance fibers and wood products.

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 7, 2006, the Company was in noncompliance with Section 303A.07(a) of the New York Stock Exchange (“NYSE”) Listed Company Manual as a result of its failure to have three independent members on its audit committee. Upon the appointment of Mr. Hyde to the audit committee, the Company regained compliance with this NYSE listing standard.

A copy of the press release announcing the appointments of Mr. Hyde and Mr. Kincaid to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:
Exhibit No.	Description
99.1	Press Release, dated June 22, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2006		Vail Resorts, Inc.

	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones
Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated June 22, 2006.